EXHIBIT 4
                                                                       ---------



                           PSYCHIATRIC SOLUTIONS, INC.

                  SECOND AMENDED AND RESTATED VOTING AGREEMENT


         THIS SECOND AMENDED AND RESTATED VOTING AGREEMENT (the "AGREEMENT") is made and entered into this 28th day of June, 2002 by and among PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation (the "COMPANY"), those certain holders of the Company's Common Stock, par value of $0.01 per share (the "COMMON STOCK") and/or options to acquire the Company's Common Stock and/or Series A Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK"), listed on EXHIBIT A hereto (the "KEY Stockholders"), the persons and entities listed on EXHIBIT B hereto (the "INVESTORS"), and The 1818 Mezzanine Fund II, L.P. ("1818 FUND").

                                   WITNESSETH:

         WHEREAS, as of the date hereof, (i) the Key Stockholders who are signatories to this Agreement are the beneficial owners of an aggregate of Five Million Eight Hundred Twenty Thousand Five Hundred Twenty-Five (5,820,525) shares of Common Stock and/or options to acquire such Common Stock and Two Hundred Fifty-Nine Thousand Four Hundred (259,400) shares of Series A Preferred Stock, and (ii) the Investors who are signatories to this Agreement are the beneficial owners of an aggregate of Fourteen Million Five Hundred Twelve Thousand Three Hundred Thirty-Six (14,512,336) shares of Series A or Series B Preferred Stock;

         WHEREAS, the Company sold shares of its Series A Preferred Stock to certain of the Investors pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of April 11, 1997, by and among the Company and the other parties thereto; and

         WHEREAS, the Company sold shares of its Series B Preferred Stock, par value $0.01 per share (the "SERIES B PREFERRED STOCK" and, together with the Series A Preferred Stock, the "PREFERRED STOCK"), to certain of the Investors pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of January 14, 1999, by and among the Company and the other parties thereto; and

         WHEREAS, the Company now intends to issue certain warrants to 1818 Fund to purchase shares of Common Stock in connection with the transactions described in that certain Securities Purchase Agreement, dated as of June 28, 2002, between the Company and 1818 Fund (the "SECURITIES PURCHASE AGREEMENT"), and the Company, the Key Stockholders, the Investors, and 1818 Fund have agreed to provide for the future voting of their shares of the Company's capital stock as set forth in this Agreement; and

         WHEREAS, the Company and certain of the Key Stockholders and Investors are parties to that certain Amended and Restated Voting Agreement, dated as of January 14, 1999 (as amended through the date hereof, the "PRIOR VOTING AGREEMENT") and the parties hereto wish to amend and restate the Prior Voting Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      VOTING

         1.1    KEY STOCKHOLDER SHARES; INVESTOR SHARES.

                  (a) The Key Stockholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof, and any and all other securities of the Company legally or beneficially acquired by each of the Key Stockholders after the date hereof (hereinafter collectively referred to as the "KEY STOCKHOLDER Shares"), subject to, and to vote the Key Stockholder Shares in accordance with, the provisions of this Agreement.

                  (b) The Investors each agree to hold all shares of voting capital stock of the Company now owned or hereinafter acquired by them (including but not limited to all shares of Common Stock issued upon conversion of the Company's Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof (and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof) (hereinafter collectively referred to as the "INVESTOR SHARES") subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

         1.2    VOTING.

                  (a) Prior to the earlier of (i) the consummation and effectiveness of the merger contemplated by that certain Agreement and Plan of Merger dated as of May 6, 2002, by and between PMR Corporation ("PMR"), PMR Acquisition Corporation, and the Company (the "PMR MERGER"), and (ii) the date of the closing of a firmly underwritten public offering of the Company's Common Stock pursuant to a registration statement filed with, and declared effective under, the Securities Act of 1933, as amended (an "IPO"), at any annual or special meeting or other action of the shareholders called for the purpose of electing to or removing directors from the Company's Board of Directors, the Key Stockholders and the Investors agree to vote all of their Key Stockholder Shares and Investor Shares, respectively, during the term of this Agreement so as always to cause the Board of Directors to consist of the following designated nominees:

                           (i) With respect to the five (5) members of the Board of Directors that the Company's Second Amended and Restated Certificate of Incorporation (the "RESTATED CERTIFICATE") provides are to be elected by the holders of Preferred Stock, (A) one (1) designee nominated by Acacia Venture Partners, L.P. who shall initially be C. Sage Givens, (B) one (1) designee nominated by Oak Investment Partners VII, Limited Partnership who shall initially be Ann H. Lamont (C) one
         (1) designee nominated by FCA Venture Partners II, L.P., who shall initially be Bill Cook, and (D) two (2) persons expected to be outside industry representatives, nominated by the holders of a majority of the Investor Shares in consultation with the Company's management, who initially shall be Jeffrey McWaters and Chris Grant;

                           (ii) With respect to the four (4) members of the Board of Directors that the Company's Restated Certificate provides are to be elected by the holders of Common Stock, (A) Charles R. F. Treadway, M.D., or such other person then serving as chairman and/or Chief Medical Officer of the Company, (B) Joey A. Jacobs, or such other person then serving as President and/or Chief Executive Officer of the Company, (C) one (1) designee nominated by 1818 Fund, and (D) one (1) person expected to be an outside industry representative, designated by the holders of a majority of shares of Common Stock of the Company, who initially shall be Ed Wissing, Jr.;

                  (b) Upon the consummation of the PMR Merger and until the Vote Termination Date, at any annual or special meeting or other action of the shareholders called for the purpose of electing to or removing directors from PMR's Board of Directors, the Key Stockholders and the Investors agree to vote all of their shares of capital stock of PMR, including, without limitation, any shares, par value $0.01 per share, of common stock of PMR (the "PMR COMMON STOCK") received in exchange for Key Stockholder Shares and Investor Shares in connection with the PMR Merger, to cause one member of the Board of Directors of PMR to be a person designated by 1818 Fund; provided, that notwithstanding anything to the contrary contained herein, this Section 1.2(b) shall not be binding on Charles R. F. Treadway, M.D., Douglas B. Lewis or K. Bryce DeHaven. The "VOTE TERMINATION DATE" shall occur when both of the following clauses (x) and (y) have been satisfied: (x) the indebtedness owed to the 1818 Fund under the Securities Purchase Agreement has been repaid in full; and (y) either of the following has happened: (i) the 1818 Fund owns less than 50% of the shares of stock (assuming exercise of the warrants issued to the 1818 Fund pursuant to the Securities Purchase Agreement) issued pursuant to the Securities Agreement, or
(ii) the fifth anniversary of the date hereof has occurred.

                  (c) After the consummation of an IPO but prior to the consummation of the PMR Merger, and until the Vote Termination Date, any annual or special meeting or other action of the shareholders called for the purpose of electing to or removing directors from the Company's Board of Directors, the Key Stockholders and the Investors agree to vote all of their shares of capital stock of the Company to cause one member of the Board of Directors to be a person designated by 1818 Fund; provided, that notwithstanding anything to the contrary contained herein, this Section 1.2(c) shall not be binding on Charles
R. F. Treadway, M.D., Douglas B. Lewis or K. Bryce DeHaven.

                           Unless otherwise provided for herein, in the event of
any termination, removal or resignation of any Director designated pursuant to
Section 1.2(a), (b) or (c), the Key Stockholders and the Investors shall take all actions necessary and appropriate to cause such vacancy to be filled in accordance with the provisions of Section 1.2(a), (b) or (c), as the case may be.

         1.3    LEGEND.

                  (a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Key Stockholder Shares and the Investor Shares the following restrictive legend (the "LEGEND"):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO PSYCHIATRIC SOLUTIONS, INC. AT ITS PRINCIPAL PLACE OF BUSINESS."

                  (b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Key Stockholder Shares or Investor Shares theretofore represented by a certificate carrying the Legend.

         1.4 SUCCESSORS. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Stockholder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Stockholder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Stockholder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written Agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Stockholder or Investor, as applicable.

         1.5 OTHER RIGHTS. Except as provided by this Agreement, each Key Stockholder and Investor shall be entitled to exercise the full rights of a shareholder with respect to the Key Stockholder Shares and the Investor Shares, respectively.

SECTION 2.      TERMINATION

         2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which it shall terminate in its entirety:

                  (a)   ten (10) years from the date of this Agreement; and

                  (b) the date the parties hereto terminate this Agreement by written consent of holders of a majority in interest of the Investor Shares, holders of a majority in interest of the Key Stockholder Shares, and 1818 Fund.

                           Notwithstanding any provision contained in this
Agreement to the contrary, all of the rights granted under this Agreement to the Key Stockholders and the Investors (other than to 1818 Fund) shall terminate immediately upon the consummation and effectiveness of the PMR Merger; provided that the consummation and effectiveness of the PMR Merger shall not terminate the obligations of the Key Stockholders and the Investors under this Agreement and that the Key Stockholders and Investors shall continue to be bound by such obligations. All rights granted under this Agreement to 1818 Fund shall remain in full force and effect following the consummation and effectiveness of the PMR Merger. In addition, notwithstanding any provision contained in this Agreement to the contrary, neither the PMR Merger nor any other transaction in which the capital stock of the Company is exchanged, converted, reconstituted or reclassified for the capital stock of the Company or another company shall constitute an IPO or shall result in the termination of the rights granted hereunder to 1818 Fund.

SECTION 3.      MISCELLANEOUS

         3.1 OWNERSHIP. Each Key Stockholder represents and warrants to the Investors that (a) he or she now owns the Key Stockholder Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Key Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Stockholder enforceable in accordance with its terms.

         3.2 FURTHER ACTION. If and whenever the Key Stockholder are sold, the Key Stockholders or the personal representative of the Key Stockholders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Key Stockholder to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

         3.3 SPECIFIC PERFORMANCE. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

         3.4 GOVERNING LAW. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware as such laws apply to agreements among Delaware residents made and to be performed entirely within the State of Delaware.

         3.5 AMENDMENT. This Agreement may be amended only by an instrument in writing signed by the Company, holders of a majority in interest of the Investor Shares, holders of a majority in interest of the Key Stockholder Shares, and the 1818 Fund.

         3.6 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         3.7 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

         3.8 ADDITIONAL SHARES. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company's stockholders pursuant to a plan of merger) are issued on, or in exchange for, any of the Key Stockholder or Investor Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Key Stockholder or Investor Shares, as the case may be, for purposes of this Agreement.

         3.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

         3.10 WAIVER. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

         3.11 ATTORNEYS' FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party shall be entitled to all costs and expenses of maintaining such suit or action, including reasonable attorneys' fees.

         3.12 EXPENSES. The Company acknowledges and agrees that it shall reimburse 1818 Fund for all reasonable out-of-pocket expenses (including travel related expenses) of 1818 Fund and its representative incurred in connection with such representative's duties as a member of the Board of Directors of the Company.

         3.13 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth herein or therein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Prior Voting Agreement.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED VOTING AGREEMENT as of the date first above written.


                                       COMPANY:

                                       PSYCHIATRIC SOLUTIONS, INC.

                                       By: /s/ Joey A. Jacobs
                                          --------------------------------------
                                          Joey A. Jacobs
                                       Its: President


                                       INVESTORS:

                                       Name: Charles R.F. Treadway, MD
                                            ------------------------------------
                                                (Print Investor's name)

                                       By:  /s/ Charles R.F. Treadway, MD
                                            ------------------------------------
                                                       (Signature)

                                       Title: Chairman
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Park Venture Partners, L.P.
                                             -----------------------------------
                                                   (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Pointe Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: Acacia Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                            ------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                              ----------------------------------
                                                      (if applicable)


                                       CGJR HEALTHCARE SERVICES

                                       Name: CGJR HEALTHCARE SERVICES
                                               PRIVATE EQUITIES, LP
                                             CGJR II, L.P.
                                             CGJR/MF III, L.P.
                                             -----------------------------------
                                                  (Print Investor's name)

                                       By:   CGJR CAPITAL MANAGEMENT, INC.
                                               AS GP OF ALL 3

                                       By: /s/ Christopher Grant, Jr.
                                           -------------------------------------
                                                       (Signature)

                                       Title: President
                                              ----------------------------------
                                                      (if applicable)


                                       CLAYTON ASSOCIATES, LLC

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.


                                       FCA VENTURE PARTNERS II, L.P.

                                       By: Clayton DC Ventures
                                           Capital Group, LLC
                                           General Partner

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.



                                       FCA VENTURE PARTNERS I, L.P.
                                       BY DC INVESTMENTS, LLC
                                       ITS: GENERAL PARTNER

                                       By:  /s/ Robert Crants
                                            ------------------------------------
                                       Its: Managing Partner


                                       OAK INVESTMENT PARTNERS VII,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak
                                       Associates VII, LLC, the
                                       General Partner of Oak Investment
                                       Partners VII, Limited Partnership


                                       OAK VII AFFILIATES FUND,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak VII
                                       Affiliates, LLC, the General
                                       Partner of Oak VII Affiliates
                                       Fund, Limited Partnership


                                       THE 1818 MEZZANINE FUND II, L.P.
                                       BY:  BROWN BROTHERS HARRIMAN & CO.,
                                            ITS GENERAL PARTNER

                                       By:  /s/ Joseph P. Donlan
                                            ------------------------------------
                                       Name:   Joseph P. Donlan
                                       Title:  Managing Director


                                       KEY STOCKHOLDERS

                                       /s/ Charles R.F. Treadway, M.D.
                                       -----------------------------------------
                                            Charles R.F. Treadway, M.D.


                                       /s/ Joey A. Jacobs
                                       -----------------------------------------
                                            Joey A. Jacobs

                                    EXHIBIT A

                    LIST OF KEY STOCKHOLDERS NUMBER OF SHARES

                                                     NUMBER OF COMMON
               STOCKHOLDERS                           SHARES/OPTIONS
               ------------                          ----------------

          Clayton Associates, L.L.C.                    1,126,841 (1)
          K. Bryce DeHaven                              1,026,441 (1)
          Joey A. Jacobs                                1,626,441
          Douglas B. Lewis                              1,048,441 (1)
          Charles R. F. Treadway, M.D.                  1,251,761

K. Bryce DeHaven also owns 3,000 shares of Series B Preferred Stock. Joey A. Jacobs also owns 8,000 shares of Series B Preferred Stock. Clayton Associates, LLC also owns 8,400 shares of Series B Preferred Stock.

--------
(1) No Options.

                                    EXHIBIT B

                                LIST OF INVESTORS

                                                       SERIES A           SERIES B
             STOCKHOLDERS                           PREFERRED STOCK    PREFERRED STOCK
             ------------                           ---------------    ---------------
Acacia Venture Partners, L.P.                           4,124,000          1,395,732
CGJR Health Care Services Private Equities, L.P.         250,000            177,417
CGJR II, L.P.                                            160,000            57,251
CGJR/MF III, L.P.                                         90,000            32,400
FCA Venture Partners I, L.P.                             400,000            33,600
FCA Venture Partners II, L.P.                               0              1,604,200
Oak VII Affiliates Fund, Limited Partnership             110,250            34,758
Oak Investment Partners VII, Limited Partnership        4,389,750          1,383,976
South Park Venture Partners, L.P.                        246,000            20,460
South Pointe Venture Partners, L.P.                         0                2,542


                                       B-1